UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2016

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2016 Target Bonus Program

On April 18, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved a 2016 performance bonus program (the “2016 Bonus Program”) for the Company’s executive officers and other employees. The Compensation Committee structured target bonuses for the fiscal year 2016 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	Non-GAAP net income from operations for the fiscal year 2016; and

•	Completion of research and development product platforms expected to generate profitable revenue in fiscal year 2016 and beyond.

 For target bonuses for the fiscal year 2016, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

The Compensation Committee may in its discretion award up to fifty percent (50%) of the final earned 2016 bonuses to senior management and U.S. director level employees in the form of restricted stock units.

It is expected that, in the first quarter of 2017, the Compensation Committee will review the Company’s fiscal year 2016 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2016.

Target bonus percentages for the Company’s “named executive officers” for the prior year’s (2015) bonus program were established by the Compensation Committee in July 2015, as previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 24, 2015.  It is expected that the Compensation Committee will review these target bonus percentages later in 2016 to evaluate whether they should be modified for the 2016 Bonus Program.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch
Date: April 22, 2016	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer